                                                                 Exhibit 99.b.18

                       AMERICAN AADVANTAGE MILEAGE FUNDS

                          PLAN PURSUANT TO RULE 18F-3


         The American AAdvantage Mileage Funds (the "Mileage Funds"), on behalf of its current portfolios and any portfolios that may be established in the future (referred to hereinafter collectively as the "Funds" and individually as a "Fund"), hereby adopts this Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), to address the differing requirements and preferences of potential investors.


A. CLASSES OFFERED. The Mileage Funds offer the following class of shares:

                 1. MILEAGE CLASS. Mileage Class shares are offered to individuals and certain grantor trusts. Mileage Class shares generally require an initial investment of $10,000 and are sold without the imposition of any sales charges. Shares of the Mileage Class, however, do incur charges of up to 0.25% of average daily Mileage Class net assets under a distribution plan adopted pursuant to Rule 12b- 1 under the 1940 Act ("12b-1 Plan"). These 12b-1 fees are paid to AMR Investment Services, Inc. ("AMR") as compensation for distribution-related expenses or shareholder services. The primary expenses incurred under the 12b-1 Plan are advertising and the purchase of American Airlines AAdvantage travel award miles.

         In addition, the American AAdvantage Money Market Mileage Fund also offers the following class of shares:

                 2. PLATINUM CLASS. Platinum Class shares are offered to individuals and certain grantor trusts that are clients of certain broker-dealers. Platinum Class shares generally require an initial investment of $1,000 by an individual client and are sold without the imposition of any sales charges. Shares of the Platinum Class, however, do incur charges of up to 0.25% of average daily Platinum Class net assets under a Rule 12b-1 plan. These 12b-1 fees are paid to AMR as compensation for distribution- related expenses or shareholder services. Platinum Class shares also are subject to an Administrative Services Plan, pursuant to which AMR is obligated to provide or oversee the provision of administrative services to the Platinum Class including, but not limited to, payments of fees for record maintenance, forwarding shareholder and Fund communications to the shareholders, and aggregating and processing orders for the purchase and redemption of Platinum Class shares. As compensation for these services, AMR receives a fee of up to 0.55% on an annualized basis of the average daily net assets of the Platinum Class of the Funds.


B.       EXPENSES.        The expenses of the Funds that cannot be attributed
to any one Fund generally are allocated to each Fund based on the relative net assets of the Funds. Certain expenses that may be attributable to a particular Fund, but not a particular Class, are allocated based on the relative daily net assets of that Class. Finally, certain expenses may be attributable to a particular Class of shares of a Fund ("Class Expenses"). Class Expenses are charged directly to the net assets of the particular Class and, thus, are borne on a pro rata basis by the outstanding shares of that Class.

         Examples of Class Expenses may include: (1) 12b-1 fees, (2) transfer agent fees identified as being attributable to a specific Class, (3) stationery, printing, postage, and delivery expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxy statements to current shareholders of a Class, (4) Blue Sky registration fees incurred by a Class, (5) Securities and Exchange Commission registration fees incurred by a Class, (6) expenses of Administrative Services Plans and other administrative personnel and services as required to support the shareholders of a Class, (7) trustees' fees or expenses incurred as a result of issues relating to one Class, (8) accounting expenses relating solely to one Class,
(9) auditors' fees, litigation expenses, and legal fees and expenses relating to a Class, and (10) expenses incurred in connection with shareholders meetings as a result of issues relating to one Class.


C. CLASS DIFFERENCES. Other than the differences as a result of the Platinum Class Administrative Services Plan (as discussed above), there are no material differences in the services offered each Class.


D. EXCHANGE FEATURES. Exchanges are not permitted between different Classes. However, the Mileage Class offers exchange privileges within the Class, subject to a minimum of $1,000 exchanged.

         These exchange privileges may be modified or terminated by a Fund, and exchanges may only be made into Funds that are legally registered for sale in the investor's state of residence.

E.       ADDITIONAL INFORMATION.

         This 18f-3 Plan is qualified by and subject to the terms of the then current prospectus for the applicable Classes; provided, however, that none of the terms set forth in any such prospectus shall be inconsistent with the terms of the Classes contained in this Plan. The prospectus for each Class contains additional information about that Class and each applicable Fund's multiple class structure.





Dated:   October 13, 1995.